Exhibit 5

March 21, 2012

MVB Financial Corp.

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

Gentlemen:

Proceedings for the issuances of up to 500,000 shares (the “Shares”) of common stock, par value $1.00 per share, of MVB Financial Corp. (“MVB”), pursuant to a Registration Statement filed on even date herewith (the “Registration Statement”), has been taken with our assistance for MVB.

We have examined originals or copies certified to our satisfaction of such corporate records of MVB, agreements and other instruments, certificates of public officials, certificates of officers or representatives of MVB, and other documents as we have deemed necessary to examine and to require as the basis for the opinion hereinafter expressed. Upon the basis of such examination, we advise you that we are of the opinion that the Shares when issued upon effectiveness of the Registration Statement will be duly and validly issued Shares of MVB, fully paid and nonassessable.

The foregoing opinions are limited to the West Virginia Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is based on facts of which we have knowledge.

We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement on Form S-3 and all amendments thereto, and the references therein to Jackson Kelly PLLC and its opinions.

Very truly yours,

/s/ Jackson Kelly PLLC

Jackson Kelly PLLC